FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             ALLEGIANCE CORPORATION

             (Exact name of registrant as specified in its charter)


           DELAWARE                                  36-4095179
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    (State of incorporation                      (I.R.S. Employer
       or organization)                         Identification No.)

      1430 WAUKEGAN ROAD
     MCGAW PARK, ILLINOIS                              60085
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     (Address of principal                           (Zip Code)
      executive offices)


Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class                  Name of each exchange on which
      to be so registered                  each class is to be registered

7.30% Notes due October 15, 2006              New York Stock Exchange
7.80% Debentures due October 15, 2016
7.00% Debentures due October 15, 2026
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If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1), please check the
following box   /X/

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General
Instruction A(c)(2), please check the following box   /  /

Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE



                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

       The material set forth in the section captioned "Description of Securities" in the Registrant's Prospectus dated October 9, 1996, filed with the Securities and Exchange Commission on October 10, 1996 pursuant to Rule 424(b) (Reg. No. 333-12525), is incorporated herein by reference.


ITEM 2.   EXHIBITS

       4.1 Indenture dated as of October 9, 1996, between the Registrant and PNC Bank, Kentucky, Inc. as trustee*.

       4.2  Board  Resolutions  creating  the   Registrant's  7.30%  Notes   due
            October 15, 2006, 7.80% Debentures due October 15, 2016 and 7.00% Debentures due October 15, 2026*.

       4.3  Form of Registrant's 7.30% Note due October 15, 2006.

       4.4  Form of Registrant's 7.80% Debenture due October 15, 2016.

       4.5  Form of Registrant's 7.00% Debenture due October 15, 2026.

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     *    Incorporated herein  by reference to the  exhibit of equivalent number to the Registrant's quarterly report on Form 10-Q for the quarterly period ended September 30, 1996.


                                    SIGNATURE


       Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 17th day of July, 1997.


                              ALLEGIANCE CORPORATION


                              By:     /s/ William L. Feather
                                     ---------------------------------------
                              Its:    Senior Vice President, Secretary
                                      and General Counsel